Exhibit 21.1
Subsidiaries of the Registrant for the year ended December 31, 2014:

Subsidiary Name	State or Province of Incorporation
WEI - Roanoke Valley, Inc.	Delaware
Westmoreland Coal Sales Company, Inc.	Delaware
Westmoreland Energy LLC	Delaware
Westmoreland Resources, Inc.	Delaware
Westmoreland Savage Corporation	Delaware
Westmoreland Mining LLC	Delaware
Dakota Westmoreland Corporation	Delaware
Western Energy Company	Montana
Texas Westmoreland Coal Co.	Montana
Westmoreland Risk Management, Inc.	Montana
Basin Resources, Inc.	Colorado
Westmoreland Power, Inc.	Delaware
Westmoreland - Roanoke Valley, L.P.	Delaware
Westmoreland - North Carolina Power, LLC	Virginia
Westmoreland Partners	Virginia
WRI Partners, Inc.	Delaware
Absaloka Coal, LLC	Delaware
WCC Land Holding Company, Inc.	Delaware
Westmoreland Kemmerer, Inc.	Delaware
Westmoreland Energy Services, Inc.	Delaware
Westmoreland Canada Holdings Inc.	Alberta, Canada
Westmoreland Prairie Resources Inc.	Alberta, Canada
Westmoreland Canadian Investments, LP	Quebec, Canada
WCC Holding B.V.	Netherlands
Westmoreland Canada LLC	Delaware
Coal Valley Resources Inc.	Alberta, Canada
Prairie Mines & Royalty ULC	Alberta, Canada
Prairie Coal Ltd.	Saskatchewan, Canada
Willowvan Mining Ltd.	Saskatchewan, Canada
Poplar River Coal Mining Partnership	Saskatchewan, Canada
Westmoreland Resources GP, LLC	Delaware
Westmoreland Resource Partners, LP(1)	Delaware
Oxford Mining Company, LLC(2)	Ohio
Harrison Resources, LLC(3)	Ohio
Oxford Mining Company - Kentucky, LLC(3)	Kentucky
Daron Coal Company, LLC(3)	Ohio
Oxford Conesville, LLC(3)	Ohio
Westmoreland Kemmerer Fee Coal Holdings, LLC(3)	Delaware
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(1) We own the general partner of, and approximately 79% of the total equity interest in, Westmoreland Resource Partners, LP.
(2) Wholly-owned subsidiary of Westmoreland Resource Partners, LP.
(3) Wholly owned subsidiary of Oxford Mining Company, LLC.